Exhibit 5.1

July 27, 2015

The Kansas City Southern Railway Company

427 West 12th Street

Kansas City, Missouri 64105

We have acted as counsel to Kansas City Southern, a Delaware corporation (“KCS”), The Kansas City Southern Railway Company, a Missouri corporation and a wholly owned subsidiary of KCS (“KCSR”), and each of the other subsidiaries of KCS listed on Schedule I hereto (the “Subsidiary Guarantors” and, together with KCS and KCSR, the “KCS Entities”) in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3ASR (File No. 333-200411) (the “Registration Statement”), filed with the Commission on November 20, 2014, a Prospectus, dated November 20, 2014, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement, dated July 22, 2015, relating to the issuance of $500,000,000 in aggregate principal amount of KCSR’s 4.950% Senior Notes due 2045 (the “Securities”), filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Securities will be issued pursuant to an Indenture (the “Base Indenture”), dated July 27, 2015, among KCSR, as issuer, KCS, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated July 27, 2015 (the “Supplemental Indenture”), among KCSR, KCS, the Subsidiary Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). In connection with the issuance of the Securities, KCSR, KCS, the Subsidiary Guarantors and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several Underwriters named in the Underwriting Agreement, acting severally and not jointly (the “Underwriters”), entered into an Underwriting Agreement, dated July 22, 2015 (the “Underwriting Agreement”).

As counsel to the KCS Entities, we have reviewed the originals, or copies identified to our satisfaction of (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Securities, (v) the Underwriting Agreement and (vi) such certificates of officers of the KCS Entities, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the KCS Entities and such other documents, records and papers as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have relied, as to matters of fact, upon the certificates of public officials and officers of the KCS Entities.

Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, it is our opinion that, when authorized, executed and delivered by KCSR and duly authenticated by the Trustee pursuant to the Indenture and delivered and paid for by the Underwriters in accordance with the Underwriting Agreement, (i) the Securities will constitute valid and legally binding obligations of the KCSR under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity) and (ii) the guarantees will constitute valid and legally binding obligations of KCS and the Subsidiary Guarantors under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. For purposes of our opinions with respect to the corporations listed on Schedule II, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Husch Blackwell LLP with respect to matters of Illinois and Missouri law.

With your consent, we have assumed (a) that the Indenture and the Securities have been authorized, executed and delivered by the parties thereto, (b) that the Indenture and the Securities constitute valid and legally binding obligations of the parties thereto other than the KCS Entities, enforceable against such parties in accordance with their respective terms and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ White & Case LLP

Schedule I

Entity	Jurisdiction of Incorporation
Gateway Eastern Railway Company	Illinois
Southern Development Company	Missouri
The Kansas City Northern Railway Company	Delaware
Trans-Serve, Inc.	Delaware
Pabtex, Inc.	Delaware
KCS Holdings I, Inc.	Delaware
KCS Ventures I, Inc.	Delaware
Southern Industrial Services, Inc.	Delaware
Veals, Inc.	Delaware

Schedule II

Entity	Jurisdiction of Incorporation
Gateway Eastern Railway Company	Illinois
Southern Development Company	Missouri
The Kansas City Southern Railway Company	Missouri

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